EXHIBIT 99.1
State Auto Financial Announces Third Quarter Results
•	Third quarter earnings of $0.41

•	Quarterly GAAP combined ratio of 100.2

•	Catastrophes accounted for 16.0 points of quarterly combined ratio

•	Return on Equity rises to 19.9%
Columbus, Ohio (October 25, 2005) — State Auto Financial Corporation (NASDAQ: STFC) today reported third quarter net income of $16.8 million, or $0.41 per diluted share, versus $5.0 million or $0.12 per diluted share for the same period in 2004. Net income from operations* per diluted share for the third quarter of 2005 was $0.34 versus $0.12 for the same period in 2004.
STFC’s GAAP combined ratio for the third quarter of 2005 was 100.2, versus 105.1 for the third quarter of 2004. Catastrophe losses amounted to $42.1 million or 16.0 points of the loss ratio during the third quarter of 2005 compared to a reported $57.6 million or 22.7 points for the same period in 2004. STFC’s third quarter 2005 revenue was $288.5 million, up from $273.2 million for the same period in 2004.
Revenue for the first nine months of 2005 was $858.6 million, up 4.8% from $819.4 million for the same 2004 period. For the first nine months of 2005, net income was $96.4 million, or $2.35 per diluted share, compared to $72.0 million or $1.77 per diluted share for the same 2004 period, an increase of 32.8%. The GAAP combined ratio for the first nine months of 2005 was 90.0, as compared to 93.9 for the same period in 2004. STFC shareholders’ book value per share increased 18.2%, from the third quarter of 2004, to $18.20 per share as of September 30, 2005.
“As we reported a couple of weeks ago, our third quarter results were negatively impacted by a series of catastrophic storms that affected several regions throughout our operating territory. Included were losses from five hurricanes; Cindy, Dennis, Katrina, Ophelia and Rita and from two significant Midwest hail storms. These storms, combined with others occurring during the quarter, caused losses currently estimated to total $42.1 million,” said STFC Chairman and CEO Bob Moone.
“While third quarter weather-related catastrophe losses are a normal occurrence, over the past two years storm frequency and severity have been trending higher. Over the past nine years our book has averaged approximately 8.0 loss ratio points from catastrophes during the third quarter of the year. As testimony to the intensity of 2004 and 2005 storms, the Company incurred 22.7 and 16.0 loss ratio points respectively, with no changes to our underwriting strategies.
The bottom line results for the quarter attest to the fact that our core book of business continues to perform very well. Given the outstanding results posted in the first two quarters of the year and the historically less catastrophe prone fourth quarter ahead, we believe that 2005 will be a strong year in terms of earnings and building value for shareholders of STFC,” added Moone.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a regional property and casualty insurance holding company engaged primarily in writing both personal and commercial lines of insurance. The company markets its products through nearly 22,000 independent insurance agents associated with more than 3,100 agencies in 26 central and eastern states, excluding New York, New Jersey and the New England states. The company is included in the 2005 Forbes Magazine’s Platinum 400 list of the best-managed companies in America and is one of only 314 publicly traded companies to earn the Mergent Award for having increased its dividends for ten or more years in succession. The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. Additional information on the company can be found on its web page at www.STFC.com.

*	Net income from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differ from GAAP net earnings only by the exclusion of realized capital gains or losses, net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounts to $0.07 for the third quarter and $0.11 for 2005 year to date compared to $0.00 and $0.11 for the same periods in 2004.
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STFC has scheduled a conference call with interested investors for Tuesday, October 25, 10:00 a.m. Eastern Time to discuss the company’s third quarter 2005 performance. Live and archived broadcasts of the call can be accessed via links on www.STFC.com. A replay of the call can be heard beginning at noon October 25, by calling 1-800-283-4984. Supplemental schedules detailing the company’s third quarter 2005 financial, sales and underwriting results are made available on www.STFC.com prior to the conference call.
Contact: Terrence Bowshier
VP — Director of Investor Relations
(614) 464-5078
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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
($ millions, except per share amounts)	2005	2004	2005		2004
Net premiums written	$268.5	$262.9	$824.7	(B)	$778.3

Earned premiums	262.9	253.6	789.7		754.7
Net investment income	20.1	18.0	58.4		53.3
Net realized gain on investments	4.4	0.2	6.8		6.9
Other income	1.1	1.4	3.7		4.5

Total revenue	288.5	273.2	858.6		819.4

Income before federal income taxes	20.2	2.6	132.4		97.8
Federal income tax expense	3.4	(2.4)	36.0		25.8

Net income	$16.8	$5.0	$96.4		$72.0

Earnings per share:
— basic	$0.41	$0.12	$2.39		$1.81
— diluted	$0.41	$0.12	$2.35		$1.77
Earnings per share from operations(A):
— basic	$0.34	$0.12	$2.28		$1.70
— diluted	$0.34	$0.12	$2.24		$1.66
Weighted average shares outstanding:
— basic	40.4	40.0	40.3		39.8
— diluted	41.2	40.9	41.0		40.7
Book value per share	$18.20	$15.40
Dividends paid per share	$0.090	$0.045	$0.180		$0.125
Total shares outstanding	40.4	40.0
GAAP ratios:
Loss and LAE ratio	69.3	74.7	58.5		64.0
Expense ratio	30.9	30.4	31.5		29.9

Combined ratio	100.2	105.1	90.0		93.9

(A) Net income from operations:
Net income	$16.8	$5.0	$96.4		$72.0
Less net realized gains on investments, less applicable federal income taxes	2.9	0.1	4.4		4.5

Net income from operations	$13.9	$4.9	$92.0		$67.5

(B) Net premiums written for the nine months ended September 30, 2005, includes $23.9 million of unearned premiums transferred to STFC in connection with the addition of Meridian Security Insurance Company and Meridian Citizens Mutual Insurance Company to the State Auto Pool, effective January 1, 2005.